Exhibit 99.1

FOR IMMEDIATE RELEASE
January 26, 2012

Contacts:     Melanie J. Dressel, President and Chief Executive Officer
(253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES STRONG EARNINGS
FOR FOURTH QUARTER AND FULL YEAR 2011

Highlights

•
Fourth quarter 2011: Net income of $14.8 million, or $0.37 per diluted common share, compared to net income applicable to common shareholders of $12.6 million, or $0.32 per diluted common share, for 4th quarter 2010.

•
Full year 2011: Net income of $48.0 million, or $1.21 per diluted common share, compared to a net income applicable to common shareholders of $25.8 million for the year 2010, or $0.72 per diluted common share for full year 2010.

•	Noncovered loans increased 4% or approximately $90 million in the 4th quarter.

•	Branch network of 102 branches in Washington and Oregon, up 21% from year-end 2010.

•	Columbia Bank named best bank in Washington State by Forbes.

•	President & CEO Melanie Dressel honored as 2011 Community Banker of the Year by American Banker.

TACOMA, Washington, January 26, 2012 -- Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) today announced net income applicable to common shareholders of $14.8 million for the quarter ended December 31, 2011, an increase of 17% compared to net income of $12.6 million for the same quarter of 2010. On a diluted earnings per common share basis, net income rose 16% to $0.37 for the fourth quarter, compared with net income of $0.32 per share a year earlier.

Net income applicable to common shareholders for the year ended December 31, 2011 was $48.0 million, an increase of 86% from net income of $25.8 million for 2010. On a diluted per common share basis, net income for 2011 was $1.21 compared with a $0.72 a year earlier.

“2011 was an exceptional year of growth and opportunity for us,” said Melanie Dressel, President and Chief Executive Officer. “We continued to make significant progress in our often-stated goal of being a leading Pacific Northwest regional community bank. Our total assets increased by about 13% from a year ago as a result of organic growth as well as the FDIC-assisted acquisitions of First Heritage Bank and Summit Bank during the second quarter, and Bank of Whitman during the third quarter of 2011. These transactions increased the number of our branches by 21%, extended our geographic footprint further into eastern Washington, and helped us fill in our branch network in northwest Washington. The integration of First Heritage and Summit are complete; the Bank of Whitman integration will be accomplished by the end of the first quarter.”

Significant Influences on the Quarter Ended December 31, 2011

Impact of Acquired Loan Accounting
We account for loans under three general models which impact the way income and credit losses are recorded in our financial statements: Originated Loans, Discounted Loans, and Pooled Loans. Originated and discounted loans are presented as “Noncovered Loans.” Pooled loans are presented as “Covered Loans.” Please refer to Note 1 in the accompanying financial statements for further explanation of each of these models.

The following table illustrates the significant financial statement impacts associated with Columbia's acquired loan portfolios:

Acquired Loan Portfolio Activity

	Three Months Ended	Year Ended
	December 31, 2011	December 31, 2011
	(in thousands)
Accretion income on pooled loans in excess of stated loan rates	$17,222	$53,079
Accretion income on discounted loans	9,184	14,281
Change in FDIC loss sharing asset	(17,448)	(49,496)
Claw back liability	(362)	(3,656)
Pre-tax earnings impact	$8,596	$14,208

The accretion income on pooled loans represents the amount of income recorded on the pooled loans above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired.

As of December 31, 2011, the unamortized discount from the Bank of Whitman transaction was $11.3 million. It is anticipated that this discount will continue to accrete to earnings from normal amortization, early loan payoffs and contractual maturities.

The change in the FDIC loss sharing asset recognizes the decreased amount that Columbia expects to collect from the FDIC under the terms of its loss sharing agreements. The $17.4 million change in the FDIC loss sharing asset affected noninterest income, and resulted in a reported noninterest loss of $9.6 million for the current quarter. The FDIC loss sharing asset was $175.1 million as of December 31, 2011. The pooled loan portfolio had a remaining accretable yield of $260.0 million as of year-end 2011.

The pooled loan portfolios continue to perform better than originally expected, requiring us to increase our clawback liability from $3.3 million to $3.7 million during the fourth quarter through a charge to noninterest expense of $362 thousand. The $3.7 million represents the net present value of management's clawback liability estimate of $5.5 million. The clawback liability is calculated by evaluating each individual portfolio covered by a loss sharing agreement with the FDIC. The liability is adjusted upward or downward according to the total expected losses over the loss share period.

Balance Sheet
At December 31, 2011, Columbia's total assets were $4.79 billion, an increase of 13% from $4.26 billion at December 31, 2010. Total shareholders' equity at December 31, 2011 was $759.6 million, an increase of 7% from $706.9 million at December 31, 2010.

Loans not covered under the FDIC loss-sharing agreements “noncovered loans” were $2.35 billion at December 31, 2011, up 23% from $1.92 billion at December 31, 2010. The average yield on loans for the quarter ended December 31, 2011 was 9.5%, including additional accretion from the acquired loan portfolios. Net noncovered loan growth for the fourth quarter 2011 was approximately $90 million.

The loan portfolio includes 44% commercial business loans, 4% total construction including commercial and residential, 3% one-to-four family residential real estate, and 8% consumer. The remaining 41% of the portfolio is commercial real estate, which consists of 57% income property and 43% owner occupied. Net loans covered under the FDIC loss sharing agreements which provide protection against credit risk, totaled $531.9 million at December 31, 2011. Our noncovered loans continue to be diversified, mitigating risk by avoiding concentration in any one segment within the major loan categories.

Total deposits at December 31, 2011 increased 15% to $3.82 billion from $3.33 billion at December 31, 2010. Core deposits (defined as demand, savings, money market accounts and certificates of deposit under $100,000) comprised 92% of total deposits, and were $3.51 billion at December 31, 2011, an increase of 17% from $3.0 billion at December 31, 2010. The average cost of deposits for the quarter ended December 31, 2011 was 0.30%, down from 0.38% for the third quarter ended September 30, 2011.

Net Interest Margin
Columbia's net interest margin increased to 7.14% in the fourth quarter of 2011, up from 4.35% for the same quarter last year, 6.53% in the third quarter 2011, and 5.80% and 5.49% for the first and second quarter of 2011, respectively. The net interest margin, excluding the additional accretion income from acquired loans, improved during the year due to reduced funding expense, increased loan originations, and the redeployment of interest earning deposits with banks into the investment portfolio. However, the increase in the net interest margin was tempered by lower prevailing loan origination rates.

The table below shows the effect on the net interest margin of the increased yield from the additional accretion of income over the stated contractual loan rate on the acquired loan portfolios for the fourth quarter and the full year 2011.

	Three Months Ended	Year Ended
	December 31, 2011	December 31, 2011
	(dollars in thousands)
Acquired loan effective yield income	$38,722	$109,581
Less:
Additional accretion of income	(26,406)	(67,360)
Stated interest income at loan note rate	$12,316	$42,221
Net interest margin excluding additional accretion income	4.68%	4.53%
Reported net interest margin	7.14%	6.29%

Asset Quality
Nonperforming assets reflected a modest improvement for the quarter; with credit metrics continuing their positive trend. At December 31, 2011, nonperforming assets were $85.4 million, down from $89.3 million at September 30, 2011, and $120.2 million at December 31, 2010. The decrease in nonperforming assets for the quarter was primarily centered in commercial real estate assets. For the quarter, the Company added $5.1 million in new nonperforming assets, experienced charge-offs associated with nonperforming assets of $3.2 million, and received payments of $2.6 million. We also reduced other real estate owned (OREO) and other property owned (OPPO) by $2.6 million and placed $586 thousand of previously nonperforming loans back on accrual status. For the quarter ended December 31, 2011, net loan charge-offs were $2.1 million, compared to $5.1 million for the same period a year ago. Net charge-offs were primarily centered in commercial permanent real estate and commercial business loans.

The table below sets forth information with respect to nonaccrual loans, total nonperforming loans and total nonperforming assets.

	December 31, 2011	September 30, 2011	December 31, 2010
	(dollars in thousands)
Nonaccrual noncovered loans:
Commercial business	$10,243	$9,893	$32,367
Real estate:
One-to-four family residential	2,696	2,159	2,996
Commercial and multifamily residential	19,485	20,956	23,192
Total real estate	22,181	23,115	26,188
Real estate construction:
One-to-four family residential	10,785	11,008	18,004
Commercial and multifamily residential	7,067	7,623	7,584
Total real estate construction	17,852	18,631	25,588
Consumer	3,207	3,544	5,020
Total nonaccrual loans	53,483	55,183	89,163
Noncovered other real estate owned and other personal property owned	31,905	34,069	30,991
Total nonperforming noncovered assets	$85,388	$89,252	$120,154
Allowance for loan losses to period-end nonperforming noncovered loans	99.17%	91.37%	68.41%
Allowance for loan losses to period-end nonperforming noncovered assets	62.12%	56.49%	50.76%

The following table provides an analysis of the Company's allowance for noncovered loan and lease losses at the dates and the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)
Beginning balance	$50,422	$62,334	$60,993	$53,478
Charge-offs:
Commercial business	(1,758)	(3,452)	(7,909)	(14,879)
One-to-four family residential real estate	—	(302)	(717)	(406)
Commercial and multifamily residential real estate	(1,325)	(1,215)	(3,687)	(6,173)
One-to-four family residential real estate construction	(72)	(1,900)	(2,487)	(10,856)
Commercial and multifamily residential real estate construction	(503)	(28)	(2,213)	(3,107)
Consumer	(620)	(1,039)	(3,918)	(3,982)
Total charge-offs	(4,278)	(7,936)	(20,931)	(39,403)
Recoveries:
Commercial business	1,441	1,612	2,598	2,389
One-to-four family residential real estate	2	—	80	15
Commercial and multifamily residential real estate	363	79	459	126
One-to-four family residential real estate construction	168	191	2,091	1,673
Commercial and multifamily residential real estate construction	—	775	—	775
Consumer	173	147	351	649
Total recoveries	2,147	2,804	5,579	5,627
Net charge-offs	(2,131)	(5,132)	(15,352)	(33,776)
Provision charged to expense	4,750	3,791	7,400	41,291
Ending balance	$53,041	$60,993	$53,041	$60,993

For the fourth quarter of 2011, the Company made a provision of $4.75 million for noncovered loans. For the comparable quarter last year, the Company made a provision of $3.8 million. The provision for noncovered loan losses was predominately driven by the Company's organic loan growth and the establishment of a reserve for discounted loans acquired in the Bank of Whitman transaction.

The allowances for noncovered loan losses, including originated and discounted loans, to period-end noncovered loans, was 2.26% at December 31, 2011 compared to 2.23% at September 30, 2011. The allowance for originated loan losses to originated period-end loans was 2.31% compared to 2.43% at September 30, 2011 and 3.18% at December 31, 2010. The decrease is due primarily to the previously mentioned loan growth and improved asset quality.

Fourth Quarter 2011 Operating Results

Quarter ended December 31, 2011
Net Interest Income
Net interest income for the fourth quarter of 2011 was $72.1 million, an increase of 86% from $38.8 million for the same quarter in 2010, primarily due to the impact of our FDIC-assisted transactions. The Company's net interest margin increased to 7.14% in the fourth quarter of 2011, from 4.35% for the same quarter last year. The net interest margin in the fourth quarter was positively impacted by approximately 200 basis points (a basis point equals 1/100 of 1%) due to the $17.4 million accretion of the discount on the loan portfolios acquired in the five FDIC-assisted transactions.

Average interest-earning assets were $4.10 billion during the fourth quarter, an increase of 11% compared with $3.68 billion during the same quarter of 2010. The yield on average interest-earning assets increased to 7.42% during the fourth quarter compared with 4.84% in the same quarter of 2010.  During the same period, average interest-bearing liabilities increased to $2.81 billion from $2.63 billion in the fourth quarter of 2010. The average cost of interest bearing deposits for the quarter ended December 31, 2011 was less than 0.30%.

Noninterest Income (Loss)
Total noninterest income (loss) for the fourth quarter of 2011 was a loss of $9.6 million. The noninterest loss was driven by the $17.4 million change in the FDIC loss sharing asset and the $3.0 million impairment charge on investment securities. Other components of noninterest income were generally higher in the fourth quarter of 2011 when compared with the same period in the previous year. These increases are attributed to the additional transaction volumes resulting from the FDIC assisted transactions which occurred during the second and third quarters of 2011.

Noninterest Expense
Total noninterest expense for the fourth quarter of 2011 was $41.3 million, an increase of 18% from $35.0 million for the same quarter in 2010. The increase is attributable to the operating expenses of the three banks acquired since May, 2011 and the FDIC clawback liability.

The efficiency ratio at December 31, 2011 was 69.56%, compared to 65.33% for the same quarter last year. Ms. Dressel commented, “Our efficiency ratio continues to be elevated, reflecting the impact of the FDIC-assisted transactions which include the related additions of 18 branches and credit-related expenses. Of course, this ratio is also greatly impacted by the challenging revenue growth environment presented by the current economy. Nevertheless, we are not satisfied with our ratio; we are very focused on controlling expenses and enhancing revenue wherever possible.

Organizational Update
Ms. Dressel commented, “To underscore our commitment to our customers in the Clallam County, Washington area, we are relocating our Sequim and Port Angeles branches to new full service locations allowing for increased convenience and expanded services.”

Ms. Dressel continued, “We were very gratified that our commitment to providing a strong, secure and customer-focused community bank was reflected in our ranking as the best bank headquartered in Washington State by the Forbes list of America's Best Banks. We were also listed as second in the Northwest, and 34th in the nation.” The list ranked 100 of the largest publicly traded banks in the Country, and gauged their health based on eight key financial metrics.

2011 Community Banker of the Year
In December, Melanie Dressel was named by American Banker magazine as one of its Community Bankers of the Year for 2011. The magazine cited her “confidence to stick with a traditional community banking approach” resulting in the strength to acquire failed banks in the region, as well as achieving strong organic growth.

Conference Call
Columbia's management will discuss the fourth quarter and year 2011 results on a conference call scheduled for Thursday, January 26, 2012 at 1:00. PST. Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #43775618.

A conference call replay will be available from approximately 4:00 p.m. PST on
January 26, 2012 through midnight PST on February 2, 2012. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #43775618.
Annual Meeting of Shareholders
Columbia Banking System's Annual Meeting of Shareholders will be held at 1:00 PDT on April 25, 2012, at the William W. Philip Hall at the University of Washington Tacoma., 1900 Commerce Street, Tacoma, Washington 98402. The Hall is named in honor of William W. “Bill” Philip, who had a seminal role in establishing UW Tacoma, and was a co-founder of Columbia Bank.
Directions and parking information are available at www.tacoma.washington.edu/conference.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank which was again awarded one of Seattle Business Magazine's 100 Best Companies to Work For 2011 and was designated one of Puget Sound Business Journal's “Washington's Best Workplaces 2011”.

Including the recent acquisitions of Bank of Whitman, Summit Bank and First Heritage Bank, Columbia Banking System has 102 banking offices, including 77 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the Securities and Exchange Commission, available at the SEC's website at www.sec.gov and the Company's website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Year Ended
Unaudited	December 31,				December 31,
	2011		2010		2011	2010
Earnings	(dollars in thousands except per share)
Net interest income	$72,124		$38,816		$236,736	$164,787
Provision for loan and lease losses, noncovered loans	$4,750		$3,791		$7,400	$41,291
Noninterest income (loss)	$(9,602)		$15,888		$(9,283)	$52,781
Noninterest expense	$41,314		$34,985		$155,759	$137,147
Net income	$14,754		$12,608		$48,037	$30,784
Net income applicable to common shareholders	$14,754		$12,608		$48,037	$25,837
Per Common Share
Net income (basic)	$0.37		$0.32		$1.22	$0.73
Net income (diluted)	$0.37		$0.32		$1.21	$0.72
Averages
Total assets	$4,755,222		$4,354,890		$4,509,010	$4,248,590
Interest-earning assets	$4,098,603		$3,682,951		$3,871,424	$3,583,728
Loans, including covered loans	$2,817,279		$2,450,793		$2,607,266	$2,485,650
Securities	$957,727		$726,470		$928,891	$720,152
Deposits	$3,791,169		$3,343,920		$3,541,399	$3,270,923
Core deposits	$3,472,023		$2,992,417		$3,218,425	$2,828,246
Interest-bearing deposits	$2,664,133		$2,458,466		$2,557,179	$2,452,602
Interest-bearing liabilities	$2,808,497		$2,627,804		$2,717,243	$2,626,044
Noninterest-bearing deposits	$1,127,036		$885,454		$984,220	$818,321
Shareholders' equity	$757,696		$707,319		$730,726	$668,469
Financial Ratios
Return on average assets	1.23%		1.15%		1.07%	0.72%
Return on average common equity	7.73%		7.07%		6.57%	4.15%
Average equity to average assets	15.93%		16.24%		16.21%	15.73%
Net interest margin	7.14%		4.35%		6.27%	4.76%
Efficiency ratio (tax equivalent)(1)	69.56%		65.33%		70.68%	67.56%
	December 31,
Period end	2011		2010
Total assets	$4,790,994		$4,256,363
Covered assets, net	$560,055		$531,504
Loans, excluding covered loans	$2,348,371		$1,915,754
Allowance for loan and lease losses	$53,041		$60,993
Restructured loans accruing interest	$8,378		$6,505
Securities	$1,050,325		$781,774
Deposits	$3,815,529		$3,327,269
Core deposits	$3,510,435		$2,998,482
Shareholders' equity	$759,558		$706,878
Book value per common share	$19.23		$17.97
Nonperforming, noncovered assets
Nonaccrual loans	$53,483		$89,163
Other real estate owned and other personal property owned	31,905		30,991
Total nonperforming, noncovered assets	$85,388		$120,154
Nonperforming loans to period-end noncovered loans	2.28%		4.65%
Nonperforming assets to period-end noncovered assets	2.02%		3.23%
Allowance for loan and lease losses to period-end noncovered loans	2.26%		3.18%
Allowance for loan and lease losses to nonperforming noncovered loans	99.17%		68.41%
Allowance for loan and lease losses to nonperforming noncovered assets	62.12%		50.76%
Net noncovered loan charge-offs	$15,352	(2)	$33,776	(3)

(1) Noninterest expense, excluding net cost of operation of other real estate and FDIC clawback liability expense, divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, impairment charge on investment securities, gain on bank acquisition, incremental accretion income on the acquired loan portfolio and the change in FDIC indemnification asset.

(2) For the year ended December 31, 2011.
(3) For the year ended December 31, 2010.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	December 31,		December 31,
	2011		2010
Loan Portfolio Composition	(dollars in thousands)
Noncovered loans:
Commercial business	$1,031,721	43.9%	$795,369	41.5%
Real estate:
One-to-four family residential	64,491	2.8%	49,383	2.6%
Commercial and multifamily residential	998,165	42.5%	794,329	41.5%
Total real estate	1,062,656	45.3%	843,712	44.1%
Real estate construction:
One-to-four family residential	50,208	2.1%	67,961	3.5%
Commercial and multifamily residential	36,768	1.6%	30,185	1.6%
Total real estate construction	86,976	3.7%	98,146	5.1%
Consumer	183,235	7.8%	182,017	9.5%
Subtotal loans	2,364,588	100.7%	1,919,244	100.2%
Less: Net unearned income	(16,217)	(0.7)%	(3,490)	(0.2)%
Total noncovered loans, net of unearned income	2,348,371	100.0%	1,915,754	100.0%
Less: Allowance for loan and lease losses	(53,041)		(60,993)
Noncovered loans, net	2,295,330		1,854,761
Covered loans, net of allowance for loan losses of ($4,944) and ($6,055), respectively	531,929		517,061
Total loans, net	$2,827,259		$2,371,822
Loans held for sale	$2,148		$754

	December 31,		December 31,
	2011		2010
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$1,156,611	30.3%	$895,671	26.9%
Interest bearing demand	735,340	19.3%	672,307	20.2%
Money market	1,031,663	27.0%	920,831	27.7%
Savings	283,416	7.4%	210,995	6.3%
Certificates of deposit less than $100,000	303,405	8.0%	298,678	9.0%
Total core deposits	3,510,435	92%	2,998,482	90.0%

Certificates of deposit greater than $100,000	262,731	6.9%	266,708	8.0%
Certificates of deposit insured by CDARS®	42,080	1.1%	38,312	1.2%
Wholesale certificates of deposit	—	—%	23,155	0.7%
Subtotal	3,815,246	100.0%	3,326,657	100.0%
Premium resulting from acquisition date fair value adjustment	283		612
Total deposits	$3,815,529		$3,327,269

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
	(dollars in thousands except per share)
Earnings
Net interest income	$72,124	$64,788	$49,375	$50,449	$38,816
Provision for loan and lease losses, noncovered loans	$4,750	500	$2,150	$—	$3,791
Noninterest income (loss)	$(9,602)	$2,196	$3,542	$(5,419)	$15,888
Noninterest expense	$41,314	$39,935	$37,164	$37,346	$34,985
Net income	$14,754	$18,872	$8,632	$5,779	$12,608
Net income applicable to common shareholders	$14,754	$18,872	$8,632	$5,779	$12,608
Per Common Share
Earnings (basic)	$0.37	$0.48	$0.22	$0.15	$0.32
Earnings (diluted)	$0.37	$0.48	$0.22	$0.15	$0.32
Book value	$19.23	$18.99	$18.43	$18.09	$17.97
Averages
Total assets	$4,755,222	$4,680,901	$4,324,390	$4,268,348	$4,354,890
Interest-earning assets	$4,098,603	$4,028,029	$3,719,558	$3,632,663	$3,682,951
Loans, including covered loans	$2,817,279	$2,777,681	$2,439,439	$2,388,076	$2,450,793
Securities	$957,727	$998,775	$988,839	$767,360	$726,470
Deposits	$3,791,169	$3,678,931	$3,382,486	$3,306,168	$3,343,920
Core deposits	$3,472,023	$3,332,234	$3,073,068	$2,989,825	$2,992,417
Interest-bearing deposits	$2,664,133	$2,651,664	$2,479,485	$2,429,821	$2,458,466
Interest-bearing liabilities	$2,808,497	$2,813,396	$2,647,990	$2,596,833	$2,627,804
Noninterest-bearing deposits	$1,127,036	$1,027,268	$903,001	$876,347	$885,454
Shareholders' equity	$757,696	$735,192	$719,165	$710,282	$707,319
Financial Ratios
Return on average assets	1.23%	1.60%	0.80%	0.55%	1.15%
Return on average common equity	7.73%	10.18%	4.81%	3.30%	7.07%
Average equity to average assets	15.93%	15.71%	16.63%	16.64%	16.24%
Net interest margin	7.14%	6.53%	5.49%	5.80%	4.35%
Efficiency ratio (tax equivalent)	69.56%	69.17%	69.49%	73.33%	65.33%
Period end
Total assets	$4,790,994	$4,755,832	$4,429,143	$4,264,319	$4,256,363
Covered assets, net	$560,055	$595,640	$631,549	$499,872	$531,504
Noncovered loans	$2,348,371	$2,257,899	$1,987,474	$1,884,206	$1,915,754
Allowance for loan and lease losses	$53,041	$50,422	$54,057	$55,315	$60,993
Restructured loans accruing interest	$8,378	$8,749	$6,681	$6,739	$6,505
Securities	$1,050,325	$1,018,069	$1,008,559	$906,096	$781,774
Deposits	$3,815,529	$3,795,499	$3,475,167	$3,336,213	$3,327,269
Core deposits	$3,510,435	$3,464,705	$3,142,975	$3,027,898	$2,998,482
Shareholders' equity	$759,558	$749,966	$727,680	$714,083	$706,878
Nonperforming, noncovered assets
Nonaccrual loans	$53,483	$55,183	$59,404	$78,692	$89,163
Other real estate owned and other personal property owned	31,905	34,069	37,116	29,315	30,991
Total nonperforming, noncovered assets	$85,388	$89,252	$96,520	$108,007	$120,154
Nonperforming loans to period-end noncovered loans	2.28%	2.44%	2.99%	4.18%	4.65%
Nonperforming assets to period-end noncovered assets	2.02%	2.15%	2.54%	2.87%	3.23%
Allowance for loan and lease losses to period-end noncovered loans	2.26%	2.23%	2.72%	2.94%	3.18%
Allowance for loan and lease losses to nonperforming noncovered loans	99.17%	91.37%	91.00%	70.29%	68.41%
Allowance for loan and lease losses to nonperforming noncovered assets	62.12%	56.49%	56.01%	51.21%	50.76%
Net noncovered loan charge-offs	$2,131	$4,135	$3,408	$5,678	$5,132

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Year Ended
(Unaudited)	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands except per share)
Interest Income
Loans	$66,974	$36,523	$218,420	$157,292
Taxable securities	5,169	4,163	21,870	18,276
Tax-exempt securities	2,659	2,360	10,142	9,348
Federal funds sold and deposits in banks	117	323	839	963
Total interest income	74,919	43,369	251,271	185,879
Interest Expense
Deposits	1,909	3,451	10,478	16,733
Federal Home Loan Bank advances	765	710	2,980	2,841
Long-term obligations	—	260	579	1,029
Other borrowings	121	132	498	489
Total interest expense	2,795	4,553	14,535	21,092
Net Interest Income	72,124	38,816	236,736	164,787
Provision for loan and lease losses	4,750	3,791	7,400	41,291
Provision (recapture) for losses on covered loans	(3,960)	5,602	(1,648)	6,055
Net interest income after provision (recapture)	71,334	29,423	230,984	117,441
Noninterest Income (Loss)
Service charges and other fees	6,886	6,314	26,632	24,698
Gain on bank acquisitions, net of tax	—	—	1,830	9,818
Merchant services fees	1,992	1,797	7,385	7,502
Gain on sale of investment securities, net	134	—	134	58
Impairment charge on investment securities	(2,950)	—	(2,950)	—
Bank owned life insurance	632	500	2,188	2,041
Change in FDIC loss sharing asset	(17,448)	6,045	(49,496)	4,908
Other	1,152	1,232	4,994	3,756
Total noninterest income (loss)	(9,602)	15,888	(9,283)	52,781
Noninterest Expense
Compensation and employee benefits	21,780	17,723	81,552	69,780
Occupancy	5,363	4,260	18,963	16,814
Merchant processing	934	925	3,698	4,364
Advertising and promotion	636	828	3,686	3,081
Data processing and communications	2,452	1,846	8,484	8,769
Legal and professional fees	1,618	1,100	6,486	5,684
Taxes, licenses and fees	1,463	803	4,446	2,858
Regulatory premiums	784	1,575	4,337	6,485
Net cost of operation of other real estate	(599)	1,589	(1,022)	787
Amortization of intangibles	1,203	1,036	4,319	3,922
FDIC clawback liability	362	—	3,656	—
Other	5,318	3,300	17,154	14,603
Total noninterest expense	41,314	34,985	155,759	137,147
Income before income taxes	20,418	10,326	65,942	33,075
Income tax expense (benefit)	5,664	(2,282)	17,905	2,291
Net Income	$14,754	$12,608	$48,037	$30,784
Net Income Applicable to Common Shareholders	$14,754	$12,608	$48,037	$25,837
Earnings per common share
Basic	$0.37	$0.32	$1.22	$0.73
Diluted	$0.37	$0.32	$1.21	$0.72
Dividends paid per common share	$0.13	$0.01	$0.27	$0.04
Weighted average number of common shares outstanding	39,135	38,981	39,103	35,209
Weighted average number of diluted common shares outstanding	39,222	39,109	39,180	35,392

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)			December 31,	December 31,
			2011	2010
			(in thousands)
ASSETS
Cash and due from banks			$91,364	$55,492
Interest-earning deposits with banks and federal funds sold			202,925	458,638
Total cash and cash equivalents			294,289	514,130
Securities available for sale at fair value (amortized cost of $987,559 and $743,928, respectively)			1,028,110	763,866
Federal Home Loan Bank stock at cost			22,215	17,908
Loans held for sale			2,148	754
Noncovered loans, net of unearned income of ($16,217) and ($3,490), respectively			2,348,371	1,915,754
Less: allowance for loan and lease losses			53,041	60,993
Noncovered loans, net			2,295,330	1,854,761
Covered loans, net of allowance for loan losses of ($4,944) and ($6,055), respectively			531,929	517,061
Total loans, net			2,827,259	2,371,822
FDIC loss sharing asset			175,071	205,991
Interest receivable			15,287	11,164
Premises and equipment, net			107,899	93,108
Other real estate owned ($28,126 and $14,443 covered by Federal Deposit Insurance Corporation loss share, respectively)			51,019	45,434
Goodwill			118,434	109,639
Core deposit intangible, net			20,166	18,696
Other assets			129,097	103,851
Total assets			$4,790,994	$4,256,363
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$1,156,610	$895,671
Interest-bearing			2,658,919	2,431,598
Total deposits			3,815,529	3,327,269
Federal Home Loan Bank advances			119,009	119,405
Securities sold under agreements to repurchase			25,000	25,000
Other borrowings			—	642
Long-term subordinated debt			—	25,735
Other liabilities			71,898	51,434
Total liabilities			4,031,436	3,549,485
Commitments and contingent liabilities
	December 31,	December 31,
	2011	2010
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	39,506	39,338	579,356	576,905
Retained earnings			155,069	117,692
Accumulated other comprehensive income			25,133	12,281
Total shareholders' equity			759,558	706,878
Total liabilities and shareholders' equity			$4,790,994	$4,256,363

Note 1.    Loan Portfolio Accounting

We account for loans under three general models.  It is important to understand these models as they impact the way income and credit losses are recorded in our financial statements.

Originated Loans:  The majority of our loans are originated loans.  These loans are originated through our lending departments and branch network.   Originated loans are recorded at their unpaid principal balance upon origination, net of deferred fees and costs.   Interest income is recognized on these loans through the accrual of interest at the loans' stated rates, plus the accretion or amortization of the net deferred fee or origination cost.  Credit losses are recorded through the provision for loan losses when we estimate that a loss on loans has been incurred.   For more detail regarding our allowance methodology please refer to Note 8 to the financial statements in our annual report on Form 10-K.

Discounted Loans:   Discounted loans are the loans acquired through acquisitions or direct purchase for which we believe a credit loss is not probable at the time of acquisition.  Generally these loans as a group do not exhibit pervasive indications of declines in credit quality from the time of initial origination.  Currently none of our discounted loans are covered by indemnification agreements with the FDIC.  Discounted loans are recorded at fair value at the time of acquisition.  The estimate of fair value includes a discount related to credit risk and a premium or discount related to interest rates that is recorded for each loan separately.   Interest income is recognized through the accrual of interest at the loans' stated rates, plus accretion or amortization of the discount or premium recorded at acquisition.  The average discount upon acquisition was approximately 12% and will be recognized over the remaining term of these loans.    Credit losses for discounted loans are recorded through the provision for loan losses using a similar methodology as originated loans.  However, the amount of expected incurred loss of unpaid principal must be compared to the net carrying value which includes the remaining discount or premium.   As significant discounts were recorded upon acquisition we believe our exposure to credit losses on these loans has been significantly reduced.

Pooled Loans:  Pooled loans, which we previously referred to as “acquired” or “covered” loans, are loans acquired through acquisitions or purchases for which we believe there was significant and pervasive credit deterioration subsequent to origination.    The majority of these loans are initially covered by indemnification agreements from the FDIC that generally indemnify us for 80% of potential credit losses.  Over time we may renew or modify loans that meet our underwriting standards and risk profile at which time the loan would no longer be covered by the FDIC indemnification, but would still be accounted for as a pooled loan.  Currently, approximately 98% of our investment in pooled loans is covered by indemnification agreements with the FDIC.  These loans are grouped into pools with similar characteristics at the time of acquisition and recorded at fair value.  The estimated fair value is comprised of the loans' unpaid principal balance and contractual interest, a non-accretable difference representing expected credit losses, and an accretable yield representing the amount of interest income expected to be recognized over the life of the pool.  As our estimates of credit losses or prepayment speeds change, the amount of accretable yield recognized as interest income in the period can change significantly.   When expected credit losses for a pool increase above the remaining non-accretable difference a provision for loan losses is recorded.   For additional detail regarding our loan portfolio please refer to Note 7 to the financial statements in our annual report on Form 10-K.